================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            COSTCO COMPANIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                        [LOGO OF COSTCO(R) WHOLESALE]

                                999 LAKE DRIVE
                          ISSAQUAH, WASHINGTON 98027

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

  Notice is given that the Annual Meeting of the stockholders of Costco Companies, Inc. (the "Company") will be held at the Meydenbauer Center Hall, 11100 N.E. 6th, Bellevue, Washington 98004 on Thursday, January 28, 1999 at 10:00 a.m., for the following purposes:

    1. To elect four Class III directors to hold office until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified.

    2. To amend The Costco Companies, Inc. 1993 Combined Stock Grant and Stock Option Plan to increase the number of shares of common stock available for issuance from 20 million shares to 30 million shares.

    3. To approve a change in the state of incorporation of the Company from Delaware to Washington, through a merger of Costco Companies, Inc. into its wholly owned subsidiary Costco Wholesale Corporation.

    4. To consider and ratify the selection of the Company's independent auditors.

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on December 11, 1998 are entitled to notice of, and to vote at, the meeting.

  All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any stockholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

  Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors,

                                          /s/ Joel Benoliel

                                          Joel Benoliel
                                          Secretary

December 14, 1998

                         [LOGO OF COSTCO(R) WHOLESALE]


                               ----------------

                                PROXY STATEMENT
                 FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

                               JANUARY 28, 1999

                               ----------------

                     SOLICITATION AND REVOCATION OF PROXY

  Proxies in the form enclosed are solicited by the Board of Directors of Costco Companies, Inc. (the "Company" or "Costco") to be voted at the annual meeting of stockholders to be held on January 28, 1999, or any adjournments (the "Annual Meeting"). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to stockholders on or about December 14, 1998.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions, the shares will be voted for:

  . the nominees for director listed in these materials and on the proxy; . the increase in shares available for issuance under the stock option plan;
  . the reincorporation of the Company from Delaware to Washington; and . the ratification of the Company's independent auditors.

  A stockholder giving a proxy has the power to revoke it any time before it is voted.

  Only stockholders of record at the close of business on December 11, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. At the
close of business on the Record Date, there were     shares of common stock,
par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

  A majority of the Common Stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Other than proposals relating to the election of directors and the reincorporation from Delaware to Washington, the affirmative vote of at least a majority of the Common Stock present at the Annual Meeting, either in person or by proxy, is required to approve each proposal. With respect to the election of directors, the four directors receiving the highest number of votes will be elected to the Board of Directors. With respect to the proposal to reincorporate from Delaware to Washington, the affirmative vote of a majority of the outstanding Common Stock is required for approval. Other than in the election of directors, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

  In addition to mailing this material to stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company may employ an outside entity to assist in the solicitation process, but no arrangement has been finalized for such solicitation.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on November 30, 1998. The following is based solely on statements on filings with the Securities and Exchange Commission (the "SEC") or other reliable information.

     NAME AND ADDRESS OF
      BENEFICIAL OWNER                                          SHARES   PERCENT
     -------------------                                      ---------- -------
   Putnam Investments........................................ 24,161,180   11%
   One Post Office Square
   Boston, Massachusetts 02109

  The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on November 30, 1998.

                                                          SHARES
         NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED PERCENT
         ------------------------                   ------------------ -------
   James D. Sinegal................................   2,579,065 (1)     1.2%
   Jeffrey H. Brotman..............................   2,572,763 (2)     1.2%
   Richard D. DiCerchio............................     317,704 (3)       *
   Richard A. Galanti..............................     289,337 (4)       *
   Hamilton E. James...............................     121,060 (5)       *
   Richard M. Libenson.............................     151,556 (6)       *
   John W. Meisenbach..............................     263,750 (7)       *
   Charles T. Munger...............................      91,884 (8)       *
   Frederick O. Paulsell, Jr.......................      77,050 (9)       *
   Jill A. Ruckelshaus.............................      25,000(10)       *
   All directors and executive officers as a group
    (16 persons)...................................   6,730,651(11)     3.1%

--------
  *   Less than 1%.
 (1) Includes 258,400 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (2) Includes 2,293,352 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 10 shares owned by a trust for the benefit of Mr. Brotman's son. Also includes 279,401 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (3) Includes 38,181 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (4) Includes 147,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (5) Includes 96,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (6) Includes 81,816 shares held by a trust of which Mr. Libenson is a co-trustee and beneficiary. Includes 30,100 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (7) Includes 100,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner, and 163,750 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (8) Includes 16,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
 (9) Includes 51,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
(10) Includes 24,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.
(11) Includes 1,277,170 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1998.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Board is divided into three classes. Directors are elected, by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Richard D. DiCerchio, Richard M. Libenson, John W. Meisenbach and Charles T. Munger is nominated as a member of Class III, to serve for a three-year term until the annual meeting of stockholders in 2002 and until his successor is elected and qualified.

  Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than four nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

DIRECTORS

  The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                       EXPIRATION OF TERM
       NAME                 CURRENT POSITION WITH THE COMPANY(1)   AGE    AS DIRECTOR
       ----                 ------------------------------------   --- ------------------
                                 President, Chief Executive
 James D. Sinegal                Officer and Director               62        2000
                                 Chairman of the Board of
 Jeffrey H. Brotman              Directors                          56        2000
                                 Senior Executive Vice
 Richard D. DiCerchio            President and Director             55        1999
                                 Executive Vice President,
 Richard A. Galanti              Chief Financial Officer and        42        2000
                                 Director
 Hamilton E. James               Director                           47        2001
 Richard M. Libenson             Director                           56        1999
 John W. Meisenbach              Director                           62        1999
 Charles T. Munger               Director                           74        1999
 Frederick O. Paulsell, Jr.      Director                           59        2001
 Jill A. Ruckelshaus             Director                           52        2001

--------
(1) For a description of certain committees of the Board and the members of such committees, see "Committees of the Board" below.

  James D. Sinegal has been President, Chief Executive Officer and a director of the Company since October 1993 upon consummation of the merger of Costco Wholesale Corporation and The Price Company (the "Merger"). From its inception until 1993, he was President and Chief Operating Officer of Costco Wholesale Corporation and served as Chief Executive Officer from August 1988 until October 1993. Mr. Sinegal was a co-founder of Costco Wholesale Corporation and has been a director since its inception.

  Jeffrey H. Brotman is a native of the Pacific Northwest and is a 1967 graduate of the University of Washington Law School. Mr. Brotman was a founder and Chairman of the Board of Costco Wholesale Corporation from its inception. In October 1993, upon the consummation of the Merger, Mr. Brotman became the Vice Chairman of the Company and has served as Chairman since December 1994. Mr. Brotman is a founder of a number of other specialty retail chains. He is a director of Starbucks Corp., the Sweet Factory, Garden Botanika and serves as an Advisory Board Member of Seafirst Bank.

  Richard D. DiCerchio was named Senior Executive Vice President of the Company in 1997. He has been Executive Vice President and Chief Operating Officer-Merchandising, Distribution, Construction and Marketing and a director of the Company since October 1993. Until mid-August 1994, he also served as Executive Vice

President, Chief Operating Officer-Northern Division. He was appointed Chief Operating Officer-Western Region of Costco Wholesale Corporation in August 1992 and was appointed Executive Vice President and director of Costco Wholesale Corporation in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of Costco Wholesale Corporation. He joined Costco Wholesale Corporation as Vice President, Operations in May 1983.

  Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. He was Senior Vice President, Chief Financial Officer and Treasurer of Costco Wholesale Corporation from January 1985 to October 1993, having joined as Vice President-Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with Donaldson Lufkin & Jenrette Securities Corporation. In March 1995, Mr. Galanti settled an action brought by the SEC alleging a five-year-old violation of Section 10(b) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 promulgated thereunder, that was unrelated to Mr. Galanti's position with the Company. Without admitting or denying the allegations of the SEC's complaint, Mr. Galanti agreed to pay $64,408, and entered into an order requiring him to comply with the relevant sections of the federal securities laws and rules. Mr. Galanti's duties as a director and officer of the Company have not been and will not be affected by the settlement.

  Hamilton E. James has been a director of the Company since October 1993 and was a director of Costco Wholesale Corporation from August 1988 to October 1993. Mr. James is currently a director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and the Chairman of the Banking Group in charge of DLJ's investment and merchant banking activities.

  Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company since its formation in 1976 until October 1993, and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

  John W. Meisenbach has been a director of the Company since October 1993 and was a director of Costco Wholesale Corporation since its inception. He is President of MCM (Meisenbach Capital Management), a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

  Charles T. Munger has been a director of the Company since January 1997. He is also Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation and Chairman of the Board of Directors of Wesco Financial Corporation.

  Frederick O. Paulsell, Jr. was a director of the Company from October 1993 until June 1994 and was elected again as a director of the Company in January 1995. He has been a director of Costco Wholesale Corporation since its inception. From 1973 through March 1982, he was Executive Vice President of Foster & Marshall Inc., and he was Executive Vice President of Foster & Marshall/American Express Inc. from March 1983 through June 1985. Mr. Paulsell was President of Foster, Paulsell & Baker, an investment banking firm, between 1985 and 1995. Since early 1995, Mr. Paulsell has been a Principal of Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell currently sits on the boards of various companies and organizations including Stewart Title Holding Company and Seattle Coffee Holdings. He is also chairman of the board of TRM Copy Centers. Mr. Paulsell was Chairman of Ballard Computer, which filed for bankruptcy protection in May 1995.

  Jill A. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on a number of advisory boards, including the National Women's Political Caucus, "UNICEF-US", and the White House Endowment Fund. She was Chairman of the National Women's Conference, Commission on National Security. She is a director for Seafirst Bank and Lincoln National Corporation.

COMMITTEES OF THE BOARD

  The Audit Committee's function is to review the results of the audit of the Company performed by the independent public accountants, to review and evaluate internal accounting controls and to recommend the selection of independent public accountants. The Audit Committee is also authorized to conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants, including the availability of Company records, information and personnel. The Audit Committee consists of Messrs. Libenson, Paulsell and Meisenbach. The Audit Committee met four times during the 1998 fiscal year.

  The Compensation Committee's function is to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company's compensation and stock option program. The Compensation Committee consists of Messrs. James, Paulsell, Meisenbach and Ms. Ruckelshaus. The Compensation Committee met various times during fiscal year 1998.

  During the Company's last fiscal year, the Company's Board of Directors met four times and one time telephonically. Each member of the Board attended all of the Board meetings, except Mr. James, who was in attendance at two of the meetings. Each member of the Board who served on one of the above-listed committees of the Board attended at least 75% of the meetings of each such committee on which he or she served.

                            EXECUTIVE COMPENSATION

  The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the "CEO"), and (B) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 1998 fiscal year (collectively, together with the CEO, the "Named Executive Officers").

SUMMARY OF COMPENSATION

  The following table summarizes the compensation earned by the Named Executive Officers during fiscal 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                                COMPENSATION
                                  ANNUAL COMPENSATION              AWARDS
                        --------------------------------------- ------------
                                                                 SECURITIES   ALL OTHER
  NAME AND PRINCIPAL    FISCAL SALARY            OTHER ANNUAL    UNDERLYING  COMPENSATION
       POSITION          YEAR    ($)    BONUS  COMPENSATION ($) OPTIONS/SARS   ($) (A)
  ------------------    ------ ------- ------- ---------------- ------------ ------------
James D. Sinegal.......  1998  332,692 200,000         0          100,000       17,230
 President and Chief     1997  300,000 200,000         0          250,000       16,836
 Executive Officer       1996  300,000 150,000         0                0       17,150
Jeffrey H. Brotman.....  1998  332,692 200,000         0          100,000       16,315
 Chairman of the Board   1997  300,000 200,000         0          250,000       15,683
                         1996  300,000 150,000         0                0       94,882
Richard D. DiCerchio...  1998  349,904 100,000         0           60,000       16,210
 Senior Executive Vice   1997  325,000 100,000         0           60,000       15,683
 President               1996  295,000  80,000         0           80,000       15,910
Richard G. Galanti.....  1998  324,904  80,000         0           50,000       15,545
 Executive Vice          1997  300,000  80,000         0           50,000       15,017
  President and CFO      1996  275,000  80,000         0           80,000       15,090
Franz E. Lazarus.......  1998  319,923  76,572         0           50,000       16,000
 Executive Vice          1997  300,000  80,000         0           50,000       15,403
  President and          1996  260,000  80,000         0           80,000       15,570
  COO-International
  Operations

--------
(A) In fiscal year 1998, amounts shown for each Named Executive Officer include the Company's matching contributions under a deferred compensation plan of $5,000 each, matching contributions of $500 each and Company contributions of $9,600 each under the Costco Companies 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $2,130, $1,215, $1,110, $445 and $900, respectively, in fiscal year
    1998. The amount shown for Jeffrey H. Brotman in fiscal 1996 includes premiums paid by the Company on an additional life insurance policy. The Company has been assigned a collateral interest in this policy equal to the total premiums paid by the Company, plus interest at the applicable federal interest rate.

GRANTS OF STOCK OPTIONS

  The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 1998:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                           NUMBER OF      % OF TOTAL                                   ANNUAL RATES OF STOCK
                           SECURITIES    OPTIONS/SARS                                 PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO                                      OPTION TERM (C)
                          OPTIONS/SARS     EMPLOYEES       EXERCISE OR     EXPIRATION -----------------------
   NAME                  GRANTED (#)(A) FISCAL YEAR (B) BASE PRICE ($ /SH)    DATE       5% $)      10% $)
   ----                  -------------- --------------- ------------------ ---------- ----------- -----------
James D. Sinegal........    100,000          2.38             54.250        04/01/08    3,411,728   8,646,040
Jeffrey H. Brotman......    100,000          2.38             54.250        04/01/08    3,411,728   8,646,040
Richard D. DiCerchio....     60,000          1.43             45.750        02/17/08    1,726,303   4,374,816
Richard A. Galanti......     50,000          1.19             45.750        02/17/08    1,438,586   3,645,680
Franz E. Lazarus........     50,000          1.19             45.750        02/17/08    1,438,586   3,645,680

--------
(A) These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.
(B) The total number of stock options granted in fiscal 1998 by the Company was 4,201,700.
(C) These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

  The following table sets forth information concerning the exercise of stock options during fiscal 1998 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED VALUE OF UNEXERCISED
                                                           OPTIONS/SARS AT     IN-THE-MONEY OPTIONS
                                                              FY-END (#)        SARS AT FY-END ($)
                                                        ---------------------- --------------------
                         SHARES ACQUIRED VALUE REALIZED      EXERCISABLE/          EXERCISABLE/
   NAME                  ON EXERCISE (#)     ($)(A)         UNEXERCISABLE         UNEXERCISABLE
   ----                  --------------- -------------- ---------------------- --------------------
James D. Sinegal........           0               0       224,520/323,880     7,398,585/6,824,663
Jeffrey H. Brotman......           0               0       245,521/323,880     8,099,930/6,824,663
Richard D. DiCerchio....     212,837       6,620,164        55,384/170,180     1,828,342/3,964,756
Richard A. Galanti......           0               0       141,250/150,000     4,754,705/3,607,875
Franz E. Lazarus........      63,250       1,748,278             0/150,000             0/3,607,875

--------
(A) Market value of underlying securities at the exercise date, minus the exercise price of such options.

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 8,000 shares of common stock, and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

  Richard M. Libenson has been engaged as a consultant for the Company. For such services, a corporation owned by Mr. Libenson was paid $200,000 during fiscal 1998. In addition, the Company paid premiums in the amount of $7,200 during fiscal 1998 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan and premiums on long-term disability insurance in the amount of $4,206.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during fiscal 1998 were John W. Meisenbach, Hamilton E. James, Frederick O. Paulsell, Jr. and Jill Ruckelshaus.

  John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management). MCM provided consulting and insurance brokerage services in managing the Company's employee benefit plans and executive life and disability insurance programs covering over $100 million in total annual benefit costs, and provided consulting services to the Company in developing insurance programs for the Companys executive and business members. For these services, MCM received total compensation from third party insurers of $1,138,745 in fiscal 1998.

REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal 1998.

  Compensation Philosophy. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 1998 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its stockholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the stockholders. The Committee placed emphasis on variable, performance based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and stockholder value.

  The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during fiscal 1998. While the Committee considered such corporate performance measures as net income, earnings per common share, stock price performance, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals, demonstrated leadership ability and enhancement of customer franchise.

  Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs.

  From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

  In general, awards under the option plan are approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 1998 option grants.

  In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to any of the Named Executive Officers will exceed the $1 million limitation during fiscal 1998.

  Chief Executive Officer Compensation. In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 1998, the Committee placed emphasis on Mr. Sinegal's superior leadership in managing the business, as well as the Company's financial and operating performance.

  The Committee noted that, despite the competitive environment which prevailed for retailers throughout fiscal 1998, the Company's total sales increased by approximately 11% from the prior fiscal year, and comparable warehouse sales for the 1998 fiscal year increased by approximately 8% from the prior year. Net income from continuing operations for fiscal 1998 was approximately 47% higher than for fiscal 1997 (28% before consideration of several pre-tax charges in fiscal 1997).

  In accordance with the compensation philosophy described above, the Committee set Mr. Sinegal's base salary at $300,000 for fiscal 1998, which was increased to $350,000 as of January 1998. Mr. Sinegal was also awarded $200,000 under the bonus plan, and options to purchase 100,000 shares of common stock under the Company's stock option plan.

                              Compensation Committee
                              John W. Meisenbach
                              Hamilton E. James
                              Frederick O. Paulsell, Jr.
                              Jill A. Ruckelshaus

PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: BJ's Wholesale Club Inc.; Dayton Hudson Corporation; Home Depot, Inc.; Kmart Corporation; The Limited Ltd.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Toys R Us Inc.; and Wal Mart Stores, Inc. The information is provided for the period from the Company's inception (upon consummation of the Merger), October 21, 1993, through August 30, 1998, the end of fiscal 1998.

                        COMPARED CUMULATIVE TOTAL RETURN
        AMONG COSTCO COMPANIES, INC., S&P 500 INDEX AND PEER GROUP INDEX

                       [PERFORMANCE CHART APPEARS HERE]

                                -------------------------FISCAL YEAR ENDING------------------------
 COMPANY/INDEX/MARKET           10/21/1993  12/31/1993  3/31/1994  6/30/1994   9/30/1994  12/30/1994

Costco Cos Inc                    100.00      100.72      94.84      78.16       84.04       67.37

Customer Selected Stock List      100.00       93.90      95.72      91.25       92.43       86.30

S&P Composite                     100.00      100.25      96.45      96.85      101.59      101.57

                                -------------------------FISCAL YEAR ENDING------------------------
 COMPANY/INDEX/MARKET            3/31/1995   6/30/1995  9/01/1995  12/29/1995  3/29/1996   6/28/1996

Costco Cos Inc                     77.18       85.03      91.24      79.79       98.11      113.15

Customer Selected Stock List       94.99       97.57      92.83      85.34       91.24      101.49

S&P Composite                     111.46      122.10     126.47     139.75      147.25      153.85

                                -------------------------FISCAL YEAR ENDING------------------------
 COMPANY/INDEX/MARKET            8/30/1996  12/31/1996  3/31/1997  6/30/1997  8/29/1997   9/30/1997

Costco Cos Inc                    103.99      131.46     144.54     172.01     188.69      196.87

Customer Selected Stock List      100.78       93.79     106.55     129.71     136.35      143.89

S&P Composite                     150.16      171.83     176.44     207.24     211.20      222.76

                                -------------------------FISCAL YEAR ENDING------------------------
 COMPANY/INDEX/MARKET           12/31/1997   3/31/1998  6/30/1998  8/28/1998

Costco Cos Inc                    233.49      279.93     329.97     277.64

Customer Selected Stock List      153.49      189.40     222.12     223.21

S&P Composite                     229.16      261.13     269.75     228.29

                     ASSUMES $100 INVESTED ON OCT. 21, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING AUG. 30, 1998

CERTAIN RELATIONSHIPS AND TRANSACTIONS

  John W. Meisenbach is a principal shareholder of MCM. MCM provided consulting and insurance brokerage services in managing the Company's employee benefit plans and executive life and disability insurance programs covering over $100 million in total annual benefit costs, and provided consulting services to the Company in developing insurance programs for the Company's executive and business members. For these services, MCM received total compensation from third party insurers of $1,138,745 in fiscal 1998.

  Richard D. DiCerchio's brother-in-law was employed by the Company during fiscal year 1998 at an annual salary of $122,000. Frederick O. Paulsell, Jr.'s two sons were employed by the Company during fiscal year 1998 at annual salaries of $90,000 and $60,000. James D. Sinegal's two sons and brother-in-law were employed by the Company during fiscal year 1998 at annual salaries of $152,000, $140,000, and $132,500 respectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any Costco equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 1998, such SEC filing requirements were satisfied.

             PROPOSAL 2: INCREASE IN SHARES AVAILABLE FOR ISSUANCE
                            UNDER STOCK OPTION PLAN

  In September 1993, the Board of Directors of the Company adopted the Costco Companies, Inc. 1993 Combined Stock Grant and Stock Option Plan (the "Stock Plan"). A copy of the Stock Plan may be obtained upon written request to the Company's secretary. The Stock Plan was approved by shareholders in October 1993. Under the Stock Plan, the Company was originally authorized to issue 10 million shares of Costco common stock upon the exercise of options granted under the Stock Plan and to make stock grants in the amount of up to 1,666,666 shares of Costco common stock. In January 1997, the shareholders approved a proposal to increase the number of shares of common stock available for issuance from 10 million shares to 20 million shares. The shareholders are being requested to approve an amendment to the Stock Plan which increases the number of shares that may be issued under the Stock Plan from 20 million to 30 million. No increase is sought regarding the amount of shares available for stock grants.

  The purpose of the Stock Plan is to enable the Company to attract and retain employees of ability and experience, and to furnish such personnel significant incentives to improve operations and increase profits of the Company. The Stock Plan is a broad-based plan; approximately 559 employees received stock option grants under the Stock Plan in fiscal year 1998. The total number of stock options granted to employees by the Company in fiscal year 1998 was approximately 4.2 million. In fiscal years 1997 and 1996, the total stock options granted by the Company were approximately 4.6 million and 2.6 million, respectively. Currently, there are approximately 3.3 million shares available for future option grants. The Board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the Stock Plan over the term of the Plan (which expires, unless earlier terminated, in 2003) unless additional shares are authorized. Ten million shares, the amount of the proposed increase, represents approximately 4.6% of the Company's outstanding shares.

  In general, the Stock Plan currently authorizes Costco to grant stock options, either nonqualified stock options or incentive stock options (as defined in section 422 of the Internal Revenue Code) to purchase up to 20 million shares of Costco common stock ("Stock Option Program") and to make stock grants in the amount of up to 1,666,666 shares of Costco common stock (the "Grant Program") (subject to adjustment to protect against dilution). The Stock Plan provides that for every six shares of Costco stock on which a discretionary option is granted under the Stock Option Program, one share will be removed from those available for future grants under the Grant Program, and for every share of Costco common stock granted under the Grant Program, six shares will be removed from those available for future stock options under the discretionary Stock Option Program.

  The purchase price of each share of Costco common stock covered by an option may not be less than 100% of the fair market value of Costco common stock, on the date of grant of the option. It may be not less than 110% of the fair market value in the case of an incentive stock option granted to a person who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of Costco. The aggregate fair market value (determined as of the time the option is granted) of the shares of Costco common stock, with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, may not exceed $100,000.

  Approval of an amendment to the Stock Plan as described above requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THIS PROPOSAL.

                    PROPOSAL 3: APPROVAL OF REINCORPORATION
                          FROM DELAWARE TO WASHINGTON

  For the reasons set forth below, the Board of Directors seeks stockholder approval for changing the Company's state of incorporation from Delaware to Washington (the "Reincorporation"). The Reincorporation would be accomplished by a merger (the "Merger") with and into the Company's wholly-owned subsidiary, Costco Wholesale Corporation ("CWC"). The Reincorporation has been approved by the Board of Directors, subject to its further review. Upon effectiveness of the Merger, which is anticipated to occur in the latter part of calendar year 1999, the Company's name would be changed to Costco Wholesale Corporation. The Company will continue to trade on The Nasdaq Stock Market under its current symbol, "COST."

PRINCIPAL REASONS FOR THE REINCORPORATION

  The Company has two principal reasons for seeking authority for the
Reincorporation: (1) simplification of its corporate structure and (2) reduction of corporate franchise taxes.

  In the 1993 merger of Costco Wholesale Corporation and The Price Company (the "Costco-Price Merger"), a holding company was formed to own the two combining companies. This holding company was originally named Price/Costco, Inc. and subsequently changed its name to Costco Companies, Inc. At the time of the Costco-Price Merger, there were business and tax reasons to use a holding company structure with the two separate operating companies as subsidiaries. The Company believes that, at least with respect to Costco Wholesale Corporation, these reasons no longer justify the additional layer of organizational structure.

  The Reincorporation will also reduce the amount of corporate franchise taxes paid by the Company. The State of Delaware charges corporate franchise taxes based on the capitalization of the company, while the State of Washington charges a fixed annual fee regardless of the size of the company. The Company's franchise tax in Delaware in 1998 was $150,000, while the State of Washington currently has an annual corporate license renewal fee of $59.

PLAN OF MERGER

  Pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement," a copy of which is attached as Exhibit A to this Proxy Statement), the Company will be merged into CWC, with CWC as the surviving corporation. Upon completion of the Merger, each outstanding share of common stock of the Company will automatically be converted into one share of common stock of CWC. Each outstanding certificate representing shares of common stock of the Company will represent the same number of shares of CWC. IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING CERTIFICATES. The common stock of CWC will continue to be traded on The Nasdaq Stock Market under the same COST symbol following the Merger.

  The Articles of Incorporation and Bylaws of CWC will be the Articles of Incorporation and Bylaws of the surviving corporation following the merger. The Articles of Incorporation of CWC are attached to this Proxy Statement as Exhibit B. The material differences between the Company's present Articles and Bylaws and the Articles and Bylaws to be in effect following the Merger are discussed below.

EFFECT OF REINCORPORATION AND MERGER

  The Reincorporation and the Merger would change the legal domicile of the Company and would cause other changes to the Articles of Incorporation and Bylaws, which are described below. The Reincorporation and the Merger will not result in any change in the business, management, location of the Company's principal executive offices, assets, liabilities, net worth or accounting practices. The Company does intend to change its name in the Merger to "Costco Wholesale Corporation." As noted above, however, the shares of the Company's common stock will continue to trade on The Nasdaq Stock Market under the present symbol "COST." The Merger will not give rise to any appraisal or dissenters' rights.

DIFFERENCES IN THE CORPORATE CHARTERS

  In proposing the Reincorporation and the Merger, the Company has attempted to minimize the differences between the Company's existing Certificate of Incorporation and Bylaws (the "Current Charter Documents") and the Articles of Incorporation and Bylaws following the Merger (the "Proposed Charter Documents"). Specific articles have been included in the Proposed Charter Documents to minimize the differences in corporate governance before and after the Merger. Preemptive rights and cumulative voting are denied in the Proposed Charter Documents since such rights do not apply to the Company under Delaware law. The principal differences between the Current Charter Documents and the Proposed Charter Documents are set forth below.

  Shareholders Right to Call Special Meeting. Under the Current Charter Documents, shareholders owning a majority of the outstanding voting shares have the right to call a special meeting of shareholders. Under the Proposed Charter Documents, shareholders would not have the right to call a special meeting of shareholders.

  Removal of Directors. The Current Charter Documents are silent as to grounds for removal of directors of the Company and, therefore, under Delaware law, because the Company has a classified board of directors, directors may be removed by shareholders only for cause. Under Washington law, to accomplish the same effect, the articles must provide that directors may only be removed for cause. The Proposed Charter Documents provide that a director may be removed from office solely for cause. "For cause" under Washington law means either (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a directors duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

CERTAIN DIFFERENCES BETWEEN WASHINGTON AND DELAWARE CORPORATION LAWS

  The Delaware General Corporation Law (the "DGCL") currently governs the rights of the Company's shareholders. After the Merger, the Washington Business Corporation Act (the "WBCA") will govern the rights of the Company's shareholders. The WBCA and the DGCL differ in many respects. Certain of the significant differences between the provisions of the WBCA and the DGCL that could materially affect the rights of shareholders are discussed below.

  Amendment of Articles/Certificates of Incorporation. Under the WBCA, with certain exceptions such as a change of corporate name or an increase in the number of authorized shares to effect a stock dividend, amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. All amendments to the Proposed Charter Documents must be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote thereon unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation or by provision of the WBCA. See "Class Voting" below.

  Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on such amendment, and if a class vote on such amendment is required by the DGCL, a majority of the outstanding stock of such class, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

  Right to Call Special Meeting of Shareholders. The WBCA provides that a special meeting of shareholders of a corporation may be called by its board of directors, by holders of at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the corporation. However, the WBCA allows the right of shareholders to call a special meeting to be limited or denied entirely by provision of the corporation's articles of incorporation. The Proposed Charter Documents provide that the shareholders may not call a special meeting.

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Under the Current Charter Documents, shareholders owning a majority of the shares eligible to vote may call a special meeting.

  Provisions Affecting Control Share Acquisitions and Business
Combinations. The WBCA prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who or which beneficially owns 10% or more of the voting securities of a target corporation (an "Acquiring Person") for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. A significant business transaction includes, among other transactions, a merger or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation employed in Washington State as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations with their principal executive offices in Washington and either a majority or over 1,000 of their employees resident in Washington. The Company believes it currently meets these standards and is subject to the statute. A corporation may not "opt out" of this statute.

  Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years (each, an "Interested Stockholder").

  For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the Interested Stockholder; sales or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the Interested Stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if: (1) prior to the date at which such stockholder becomes an Interested Stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an Interested Stockholder; (2) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (3) on or after the date such person becomes an Interested Stockholder, the board approves the business combination and it is also approved at a shareholder meeting by 66 2/3% of the voting stock not owned by the Interested Stockholder. Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment, and subsequent to the earlier of the public announcement or the notice required under Section 203, of the proposed transaction which (1) constitutes certain (i) mergers or consolidations, (ii) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or (iii) proposed tender or exchange offers for 50% or more of the corporation's outstanding voting stock; (2) is with or by a person who was either not an Interested Stockholder during the last three years or who became an Interested Stockholder with the approval of the corporation's board of directors; and (3) is approved or not opposed by a majority of the board members elected prior to any person becoming an Interested Stockholder during the previous three years (or their chosen successors).

  A Delaware corporation may elect to "opt out" of, and not be governed by,
Section 203 through a provision in either its original certificate of incorporation or its bylaws, or an amendment to its original certificate or bylaws, which amendment must be approved by majority stockholder vote. The Company has not opted out of Section 203.

  Mergers, Sales of Assets and Other Transactions. Under the WBCA, a merger, share exchange or dissolution of a corporation, or the sale, lease or other disposition of all or substantially all of the corporation's assets, must be approved by the affirmative vote of a majority of directors when a quorum is present, and by each voting group entitled to vote separately on the plan by two-thirds of all votes entitled to be cast on the plan by that voting group, unless another proportion is specified in the articles of incorporation. The Proposed Charter Documents provide for the affirmative vote of shareholders holding a majority of the outstanding voting shares to approve such a transaction.

  Under the DGCL, a merger, consolidation or sale of all, or substantially all, of the assets of a corporation must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote thereon, provided that no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (1) the merger agreement does not amend the surviving corporation's certificate of incorporation, (2) each share of stock of the surviving corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and (3) the number of shares to be issued by the surviving corporation in the merger does not exceed twenty percent of the shares outstanding immediately prior to the merger.

  Action Without a Meeting. Under the WBCA, shareholder action that may be taken at a shareholders' meeting may be taken without a meeting if written consents describing such action are signed by all shareholders entitled to vote thereon.

  Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. The Current Charter Documents do not provide that the stockholders of the Company may only take action at an annual or special meeting.

  Class Voting. Under the WBCA, a corporation's articles of incorporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain extraordinary transactions that adversely affect the rights of holders of that class. The Proposed Charter Documents authorize for issuance shares of preferred stock, no par value, but no classes of preferred are presently outstanding.

  The DGCL generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares

  Transactions with Officers or Directors. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (1) it is approved by a majority of qualified directors (but no fewer than two); (2) it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the shareholders; or (3) at the time of commitment, the transaction is established to have been fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have either: (1) a conflicting interest respecting the transaction or (2) a familial, financial, professional or employment relationship with a second director who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director (or an affiliate of the director) who has a conflicting interest respecting the transaction.

  Under the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (1) the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts or (2) the contract or transaction must have been "fair" as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors (even though less than a majority of quorum).

  Dissenters' Rights. Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required to effect the corporate action.

  Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation's certificate of incorporation provides otherwise, such appraisal rights are not available (1) with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation, (2) with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or NASDAQ or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or on NASDAQ or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (3) to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate or incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

  Dividends. Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to such distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

  The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

  The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

         PROPOSAL 4: INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

  Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended August 29, 1999. Arthur Andersen LLP has issued its report, included in the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ended August 29, 1999. Arthur Andersen LLP has served the Company in this capacity since the Merger and Costco Wholesale Corporation since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

                                 OTHER MATTERS

  Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 2000 annual meeting of stockholders must be received by the Company no later than September 1, 1999. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

  A stockholder who intends to present a proposal at the Company's annual meeting in 2000, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least November 1, 1999, or management of the Company will have discretionary voting authority at the 2000 annual meeting with respect to any such proposal without discussion of the matter in the Company's proxy statement.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO JOEL BENOLIEL, SECRETARY.

                                          By Order of the Board of Directors,

                                          /s/ Joel Benoliel

                                          Joel Benoliel
                                          Secretary

                                   EXHIBIT A

                         PLAN AND AGREEMENT OF MERGER
                                    BETWEEN
                         COSTCO WHOLESALE CORPORATION
                                      AND
                            COSTCO COMPANIES, INC.

  This Plan and Agreement of Merger (this "Agreement") is entered into this
    day of              , 199 , by and between Costco Wholesale Corporation, a
Washington corporation (the "Surviving Corporation"), and Costco Companies, Inc., a Delaware corporation ("CCI"). The Surviving Corporation and CCI are sometimes referred to jointly as the "Constituent Corporations."

                                   RECITALS

  A. Each of the Constituent Corporations are corporations organized and existing under the laws of the respective states as indicated in the first paragraph of this Agreement.

  B. The shareholders and directors of each of the Constituent Corporations have deemed it advisable for the mutual benefit of the Constituent Corporations and their respective shareholders that CCI be merged into the Surviving Corporation pursuant to the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington and the Delaware General Corporation Law (the "Merger").

  NOW, THEREFORE, in accordance with the laws of the states of Washington and Delaware, the Constituent Corporations agree that, subject to the following terms and conditions, (i) CCI shall be merged into the Surviving Corporation,
(ii) the Surviving Corporation shall continue to be governed by the laws of the state of Washington, and (iii) the terms of the Merger, and the mode of carrying them into effect, shall be as follows:

                                   ARTICLE I

                       ARTICLES OF SURVIVING CORPORATION

  The Articles of Incorporation of CWC as in effect immediately prior to the Effective Time of the Merger shall constitute the "Articles" of the Surviving Corporation within the meaning of Section 23B.01.400(l) of the Washington Business Corporation Act and Section 104 of the Delaware General Corporation Law.

                                  ARTICLE II

                  APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

  Pursuant to Section 252(d) of the Delaware General Corporation Law, the Surviving Corporation irrevocably appoints the Secretary of State of Delaware to accept service of process in any proceeding to enforce against the Surviving Corporation any obligation of CCI's as well as for enforcement of any obligation of the Surviving Corporation arising from the merger. The Delaware Secretary of State shall mail a copy of such process to Costco Wholesale Corporation, Attn: Legal Department, 999 Lake Drive, Issaquah, WA 98027.

                                  ARTICLE III

                             CONVERSION OF SHARES

  3.1 CCI Shares. At the Effective Time of the Merger each outstanding share of the common stock of CCI shall automatically convert to one share of Costco Wholesale Corporation. It will not be necessary for shareholders of CCI to exchange their existing stock certificates for stock certificates of the Surviving Corporation.

  3.2 Surviving Corporation Shares. At the Effective Time of the Merger each outstanding share of the common stock of the Surviving Corporation shall be automatically cancelled and returned to the status of authorized but unissued shares.

                                  ARTICLE IV

                                    BYLAWS

  The Bylaws of the Surviving Corporation shall be the governing Bylaws.

                                   ARTICLE V

                            DIRECTORS AND OFFICERS

  The directors and officers of CCI shall be the directors and officers of the Surviving Corporation.

                                  ARTICLE VI

                             EFFECT OF THE MERGER

  The effect of the Merger shall be as provided by the applicable provisions of the laws of Washington and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger: the separate existence of CCI shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as a private nature, of all of the Constituent Corporations, all obligations belonging to or due any of the Constituent Corporations shall be vested in and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in any of the Constituent Corporations shall be vested in and become the obligations of the Surviving Corporation without further act or deed; title to any real estate or any interest therein shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against any of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

  If at any time after the Effective Time of the Merger the Surviving Corporation shall consider it to be advisable that any further conveyances, agreements, documents, instruments, and assurances of law or any other things are necessary or desirable to vest, perfect, confirm, or record in the Surviving Corporation the title to any property, rights, privileges, powers, and franchises of the Constituent Corporations or otherwise to carry out the provisions of this Agreement, the proper directors and officers of the Constituent Corporations last in office shall execute and deliver, upon the Surviving Corporations request, any and all proper conveyances, agreements, documents, instruments, and assurances of law, and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers, and title to such property, rights, privileges, powers, and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE VII

                         EFFECTIVE TIME OF THE MERGER

  As used in this Agreement, the "Effective Time of the Merger" shall mean the time at which executed counterparts of this Agreement or conformed copies thereof, together with duly executed Certificates or Articles of Merger have been duly filed by the Constituent Corporations in the office of the Washington Secretary of State pursuant to Section 23B.11.050 of the Washington Business Corporation Act and the Office of the Delaware Secretary of State pursuant to Section 252 of the Delaware General Corporation Law, or at such time thereafter as is provided in such Certificate or Articles of Merger.

                                 ARTICLE VIII

                                  TERMINATION

  This Agreement may be terminated and the Merger abandoned by mutual consent of the directors of the Constituent Corporations at any time prior to the Effective Time of the Merger.

                                  ARTICLE IX

                         NO THIRD PARTY BENEFICIARIES

  Except as otherwise specifically provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan and Agreement of Merger to be executed as of the date first above written.

                                       COSTCO WHOLESALE CORPORATION ("CWC"),
                                       a Washington corporation


                                       By:___________________________
                                          James D. Sinegal, President

ATTEST:

By:___________________________________
   Richard J. Olin, Assistant Secretary

                                       COSTCO COMPANIES, INC. ("CCI"),
                                       a Delaware corporation

                                       By:___________________________________
                                          James D. Sinegal, President and CEO
ATTEST:

By:___________________________________
   Richard J. Olin, Assistant Secretary

                                   EXHIBIT B

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         COSTCO WHOLESALE CORPORATION

  Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, COSTCO WHOLESALE CORPORATION, a Washington corporation (the Corporation), hereby restates its Articles of Incorporation as now and heretofore amended:

                                   ARTICLE I

  The name of this corporation is:

                         COSTCO WHOLESALE CORPORATION

                                  ARTICLE II

  2.1 Classes. The total number of shares of all classes of stock which this corporation shall have authority to issue is one billion (1,000,000,000), consisting of:

    (a) Nine hundred million (900,000,000) shares of common stock, the par value of each of which is $0.01 (the "Common Stock").

    (b) One hundred million (100,000,000) shares of preferred stock, the par value of each of which is $0.01 (the "Preferred Stock").

  2.2 Preferred Stock. The preferences, limitations and relative rights of the Preferred Stock are undesignated. The board of directors is authorized to designate one or more series within the Preferred Stock, and the designation and number of shares within each series, and shall determine the preferences, limitations, and relative rights of any shares of Preferred Stock, or of any series of Preferred Stock, before issuance of any shares of that class or series. The board of directors is authorized to amend these Articles as provided in RCW 23B.06.020 to effect the designation of rights of any series of Preferred Stock.

                                  ARTICLE III

  3.1 No Preemptive Rights. The shareholders of this corporation have no preemptive rights to acquire additional shares of this corporation.

  3.2 No Cumulative Voting. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

  3.3 Special Meetings of Shareholders. The shareholders of this corporation shall have no right to call a special meeting of the shareholders of this corporation for any purpose or purposes and special meetings of shareholders of this corporation may only be called by a majority of the board of directors or the Chairman, the President, any Executive Vice President or the Secretary of this corporation.

  3.4 Quorum at Shareholder Meetings. For all meetings of shareholders, one-third of the votes entitled to be cast by each voting group with respect to a matter shall constitute a quorum of that voting group for action on that matter.

                                  ARTICLE IV

  The number of directors which shall constitute the whole board of directors of this corporation shall be fixed by, or in the manner provided in the bylaws of this corporation, as the same may be amended from time to time.

                                   ARTICLE V

  The board of directors shall be divided into three classes: Class I, Class II, and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual shareholders' meeting following the annual meeting at which such director was elected. The directors, the class to which they are elected, and the year in which their term expires, are as follows:

                                                                   YEAR IN WHICH
       DIRECTOR                                              CLASS TERM EXPIRES
       --------                                              ----- -------------
     James D. Sinegal.......................................  I        2000
     Jeffrey H. Brotman.....................................  I        2000
     Richard A. Galanti.....................................  I        2000
     Hamilton E. James......................................  II       2001
     Frederick O. Paulsell, Jr. ............................  II       2001
     Jill A. Ruckelshaus....................................  II       2001
     Richard M. Libenson....................................  III      1999
     John W. Meisenbach.....................................  III      1999
     Charles T. Munger......................................  III      1999
     Richard D. DiCerchio...................................  III      1999

  At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the board of directors shall designate one or more directorships whose terms then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. When the board of directors fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he succeeds.

  Notwithstanding any of the foregoing provisions of Article V, in all cases, including upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member, until the expiration of his current term or his earlier death, resignation or removal. Any vacancy to be filled by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

  Notwithstanding anything contained in this Article V to the contrary, the classification of directors as provided in this Article V may be altered or eliminated only by an amendment to this Article approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment.

                                  ARTICLE VI

  A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

                                  ARTICLE VII

  The corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

  Any repeal or modification of this Article by the shareholders of this corporation shall not adversely affect any right of any individual who is or was a director of the corporation which existed at the time of such repeal or modification.

                                 ARTICLE VIII

  Subject to the rights of holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all shares of this corporation entitled to vote for the election of directors. As used herein, "for cause" means either
(i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director's duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal. Notwithstanding anything to the contrary, this Article may be altered or eliminated only by amendment to this Article approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment.

                                  ARTICLE IX

  Amendment of the articles of incorporation, approval of a plan of merger or share exchange, authorization of the sale, lease, exchange or other disposition of all, or substantially all of the corporation's property, otherwise than in the usual and regular course of business, and authorization of the dissolution of the corporation, shall be approved by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group.

                                   ARTICLE X

  The street address of the registered office of this corporation is:

                                999 Lake Drive
                                Issaquah, WA 98027

and the name of its registered agent at that address is:

                                Patrick J. Callans

  EXECUTED this      day of           , 1998.

                                       COSTCO WHOLESALE CORPORATION


                                       By:  ___________________________
                                            James D. Sinegal, President

                            COSTCO COMPANIES, INC.
                  999 LAKE DRIVE, ISSAQUAH, WASHINGTON 98027

        PROXY FOR THE JANUARY 28, 1999 ANNUAL MEETING OF STOCKHOLDERS
  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF COSTCO COMPANIES, INC.

     The undersigned stockholder of Costco Companies, Inc. (the "Company") hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution to vote all of the shares of Common Stock of the Company held of record by the undersigned on December 11, 1998 at the Annual Meeting of Stockholders to be held at the Meydenbauer Center Hall, 11100 NE 6th, Bellevue, Washington 98004, on January 28, 1999 at 10:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 14, 1998.

     Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

    (Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

                                                                 Please mark
                                                                  your vote
                                                                as indicated [X]
                                                                   in this
                                                                   example

THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

1. Election of Class III Directors:

                                         WITHHOLD
                            FOR          AUTHORITY
                            [ ]             [ ]

   Richard D. DiCerchio, Richard M. Libenson, John W. Meisenbach and Charles T. Munger

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.)

________________________________________________________________________________

2. Authorization to amend the Stock Option Plan to increase number of shares available for issuance.

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

3. Authority to change the state of incorporation of the Company.

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

4. Ratification of selection of independent auditors.

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]


Signature(s)                                       Dated:
             ----------------------------                 ----------------------
Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .